AMENDMENT NO. 4 TO
TD SYNNEX CORPORATION
2020 STOCK INCENTIVE PLAN

In accordance with Section 21(b) of the TD SYNNEX Corporation 2020 Stock Incentive Plan (the “Plan”), the Plan is hereby amended as follows, effective as of September 24, 2024:
1.Section 4(b)(i) is hereby amended to change the grant date for Restricted Shares as follows:

“4(b)(i) Automatic Grants to Outside Directors.

Each Outside Director who first joins the Board of Directors on or after the date of the
Company’s 2025 annual meeting, and who was not previously an Employee, shall receive a number of whole Restricted Shares equal to the quotient of (x) $185,000 prorated for the number of months out of twelve that the Outside Director is expected to serve between the Outside Director’s appointment or election to the Board of Directors and the next regular annual meeting of the Company’s stockholders, rounded to the nearest month (y) divided by the Fair Market Value of a Share as of the grant date. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded. The grant date for Restricted Shares granted pursuant to this Section 4(b)(i) shall be on the fifteenth (15th) day of April immediately after the election of the Outside Director to the Board of Directors; provided if the fifteenth (15th) day of April immediately after his or her election falls on a day that is not a trading day, then the grant date for Restricted Shares shall be the first trading day after such day that is not a trading day. Notwithstanding the foregoing, if the fifteenth (15th) day of April immediately after the election of the Outside Director to the Board of Directors falls within a trading blackout period or if the first trading day specified in the sentence above falls within a trading blackout period, then the grant date for Restricted Shares shall be upon the expiration of the third trading day after the trading blackout period ends.”
2.Section 4(b)(ii) is hereby amended to change the grant date of the Restricted Shares as follows:
“4(b)(ii) Automatic Grants to Outside Directors.

On the fifteenth (15th) day of April immediately following the conclusion of each regular annual meeting of the Company's stockholders after such Outside Director's appointment or election to the Board of Directors, commencing with the first annual meeting occurring on or after the date of the Company’s 2025 annual meeting, each Outside Director who will continue serving as a member of the Board of Directors thereafter shall receive a number of whole Restricted Shares equal to $185,000 divided by the Fair Market Value of a Share as of such grant date, provided if the fifteenth (15th) day of April following the conclusion of the regular annual meeting of the Company's stockholders after such Outside Director's appointment or election to the Board of Directors falls on a day that is not a trading day, then the grant date for Restricted Shares shall be the first trading day after such day that is not a trading day. Notwithstanding the foregoing, if the fifteenth (15th) day of April following the conclusion of the regular annual meeting of the Company's stockholders after such Outside Director's appointment or election to the Board of Directors falls within a trading blackout period or if the first trading day specified in the sentence above falls within a trading blackout period, then the grant date for Restricted Shares granted pursuant to this Section 4(b)(ii) shall be upon the expiration of the third trading day after the trading blackout period ends. For purposes of the calculation in the preceding sentence, any fractional Restricted Shares shall be disregarded.”

[The remainder of this page left intentionally blank.]

To record the amendment of the Plan, TD SYNNEX Corporation has executed this document this 24th day of September 2024.

TD SYNNEX CORPORATION

By: /s/ David Vetter
Title: Chief Legal Officer and Corporate Secretary